Exhibit 4.3


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         This Amendment No. 2, dated as of April 20, 2006 (this "Amendment No. 2"), to the Rights Agreement, dated as of December 14, 1999 (the "Rights Agreement"), between Aztar Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to ChaseMellon Shareholder Services, L.L.C.), as rights agent (the "Rights Agent").



                              W I T N E S S E T H:
                               - - - - - - - - - -


         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and


         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof; and


                  WHEREAS, the Company, Pinnacle Entertainment Inc., a Delaware corporation ("Pinnacle"), and PNK Development 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Pinnacle ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of March 13, 2006 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving that merger; and


                  WHEREAS, on April 18, 2006, the Company, Pinnacle and Merger Sub entered into Amendment No. 1 to the Merger Agreement (the "Amendment"); and


         WHEREAS, at a special meeting of the Board of Directors of the Company (the "Board") held on April 18, 2006, the Board approved an amendment of the Rights Agreement in the manner set forth herein to give effect to the Amendment; and


         NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth in the Rights Agreement and this Amendment No. 2, the parties agree as follows:

1. Amendment to Definition of "Acquiring Person." Section 1(a) of the Rights Agreement, as amended, is amended to replace the last sentence with the following sentence: "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Pinnacle Entertainment, Inc., a Delaware corporation, ("Pinnacle"), its Subsidiaries, Affiliates or Associates, including PNK Development 1, Inc., a Delaware corporation and a wholly owned subsidiary of Pinnacle ("Merger Sub"), is, nor shall any of them be deemed to be, an Acquiring Person by virtue of (i) their acquisition, or their right to acquire, beneficial ownership of Common Stock of the Company as a result of their execution of the Agreement and Plan of Merger, dated March 13, 2006 (and as may be amended from time to time), by and among Pinnacle, the Company and Merger Sub (the "Merger Agreement"), (ii) the consummation of the Merger (as defined in the Merger Agreement), or
         (iii) any other transaction contemplated by the Merger Agreement, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Merger Agreement by any of the parties (after giving effect to any amendment to the Merger Agreement) nor the consummation of the transactions contemplated thereby shall in any respect give rise to any provision of the Agreement becoming effective."

2. Definitions. Terms not otherwise defined in this Amendment No. 2 shall have the meaning ascribed to such terms as in the Rights Agreement. The term "Agreement" or "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby, and all references to the Agreement or Rights Agreement shall be deemed to include this Amendment No. 2.

3. Governing Law. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws; provided, however, that all provisions of this Amendment No. 2 regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

4. Counterparts. This Amendment No. 2 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Effectiveness. This Amendment No. 2 shall be effective as of the date first written above, and except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.



                                      AZTAR CORPORATION


                                      By: /s/ Neil A. Ciarfalia
                                          --------------------------------------
                                          Name:  Neil A. Ciarfalia
                                          Title: Chief Financial Officer,
                                                 Vice President and Treasurer



                                      MELLON INVESTOR SERVICES, LLC,
                                      as Rights Agent


                                      By: /s/ James Kirkland
                                          --------------------------------------
                                          Name:  James Kirkland
                                          Title: Client Relationship Executive